EXHIBIT 99.1


NEWS RELEASE	                      				FOR IMMEDIATE RELEASE

CONTACTS:
Susan Odiseos		                     			Gilles Alligner
Director of Corporate Communications 		Director of Communications
Trigen Energy Corporation          				ELYO
One Water Street					                  235 Avenue G. Clemenceau
White Plains, NY 10601-1009	         		92000 Nanterre, France
914.286.6628				                      	1 (33) 1 41 20 1293
914.441.4969 (cell)
                                       Jeffrey Zack
                                       Morgen Walke Associates, Inc
                                       212.850.5643


             TRIGEN AND ELYO ANNOUNCE DEFINITIVE AGREEMENT

White Plains, N.Y. and Nanterre, France - January 19, 2000
- Trigen Energy Corporation (NYSE Symbol: TGN) and ELYO, an energy subsidiary of the Suez Lyonnaise des Eaux Group, jointly announced today that they have entered into a definitive agreement for ELYO to purchase all the outstanding shares of Trigen it does not already own for $23.50 a share in cash. ELYO's subsidiaries currently own approximately 53% of Trigen common stock.

The Trigen Board of Directors approved the merger agreement after a Special Committee of independent directors, with the advice of Credit Suisse First Boston and legal counsel, Troutman Sanders, had determined that the transaction was fair to Trigen shareholders.

Trigen will retain its name and headquarters in White Plains, N.Y.

Trigen also announced that effective today, Richard E.
Kessel, currently executive vice president, chief operating officer and a director of Trigen, was elected president and chief executive officer. Mr. Kessel joined Trigen in 1993, when the company acquired United Thermal Corporation (UTC: NASDAQ) where he was CEO. He also serves as chairman of the board's executive committee. He succeeds Thomas R. Casten who has resigned to pursue other interests.

Michel Bleitrach, chairman and chief executive officer of ELYO, said, "We appreciate the invaluable contribution that Tom Casten has made to Trigen's success. Tom has built an experienced management team, which will now be led by Rich Kessel. We have every confidence that Rich and his team possess the skills and vision needed to address the energy outsourcing needs of customers in the rapidly evolving energy markets of North America."

Tom Casten stated "It has been an honor to lead Trigen employees in developing energy systems that reduce costs and pollution. In this daunting pursuit, the men and women of Trigen have continually exceeded my own expectations in changing the way the world makes power. Society will benefit from Trigen's continued success. I wish Trigen well as I address new challenges."

Christine Morin-Postel has been elected a Trigen director and appointed to the post of non-executive chairman, replacing George Keane, who will remain a director of Trigen. Ms. Morin-Postel co-founded Trigen with Mr. Casten in 1986 and currently serves as chief executive officer of Societe Generale de Belgique, the parent company of ELYO and Tractebel. She also is a member of the executive committee of the Suez Lyonnaise des Eaux Group.

Ms. Morin-Postel commented, "I am looking forward to my new role at Trigen, working with Rich and all the employees of Trigen. I would also like to acknowledge Tom Casten's leadership at Trigen for these many years."

Trigen is a leading developer, owner and operator of
industrial, commercial and institutional district energy and combined heat and power (CHP) systems in North America.  The company serves more than 1,500 customers with energy produced at
49 plants in 20 states, Canada and Mexico.
                              # # #